BANCWEST CORPORATION
2006 PHANTOM STOCK PLAN
I.      PURPOSE
The purpose of the Plan is to permit key employees of BancWest Corporation and its affiliates to share in the return on tangible equity of BancWest Corporation, subject to certain vesting and other terms and conditions described in the Plan.
II.      DEFINITIONS
Certain terms used in this Plan have the meanings set forth in Appendix I.
III.      ELIGIBILITY
An Award of Share Rights may be granted to any key employee of the Company, Bank of the West, First Hawaiian Bank or other Affiliates of the Company, as may be determined by the Committee from time to time.
IV.      SHARE RIGHT AWARDS
A.      Grant of Share Rights
The Committee may grant Share Rights to eligible employees under the Plan. Each Share Right shall be evidenced by a Share Right Award Agreement which shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with this Plan. Each Share Right Award Agreement shall specify the Value of the Share Right on the Date of Grant.
B.      Vesting of Share Right Awards
Except as otherwise established and set forth in the applicable Share Right Award Agreement, and subject to Sections 4.5 and 8.2, a Share Right Award shall vest in full upon the Participant’s completion of four years of Employment from and including the Date of Grant. Upon termination of the Participant’s Employment for any reason, all Share Rights which have not vested on or before such termination shall be deemed terminated and no longer outstanding. No Share Right Awards shall vest after termination of the Participant’s Employment.
C.      Payment of Retained Earnings Dividends on Vested Share Rights
Except as provided in Section 4.6, the Committee shall determine an annual Retained Earnings Dividend amount as of December 31 of each calendar year for each Share Right that is outstanding on that date, and shall credit this amount to a bookkeeping account in the name of the respective Participant. The Company will pay to the Participant an amount equal to the accumulated Retained Earnings Dividends credited to the Participant’s account with respect to each vested Share Right within 2-1/2 months after the end of the Payment Year applicable to that Share Right. Unless a later year is elected by the Participant in accordance with the provisions of Section 4.4, or the accelerated vesting provisions of Section 4.5 apply, the Payment Year for a Share Right is the calendar year in which the Share Right becomes vested. No Retained Earnings Dividend amounts shall be credited to a Participant with respect to a Share Right for any year following the Payment Year. A Share Right shall be deemed terminated and no longer outstanding after the end of the Payment Year. No payment shall be made with respect to any Share Right that has not vested.
D.      Elective Deferral of Payment of Retained Earnings Dividends
The Committee may permit a Participant to elect a later Payment Year in accordance with the provisions of this Section 4.4, provided that the Committee shall restrict eligibility to make elective deferrals to a select group of management or highly compensated employees. No later than 30 days following the Date of Grant of a Share Right (or such other period permitted by the Committee in accordance with the requirements of Section 409A of the Code), and in accordance with such procedures as may be prescribed by the Committee, the Participant may elect a Payment Year subsequent to the calendar year in which the Share Right vests, but not later than the ninth calendar year following the calendar year in which the Share Right is granted. This election shall not be effective with respect to any Share Right that vests within 12 months following the date of the election, except as permitted under Section 409A of the Code. In addition, this election shall be irrevocable except as otherwise permitted by the Committee consistent with Section 409A of the Code. The Committee shall credit to the Participant’s account an amount equal to the Retained Earnings Dividends for each year that the Share Right is outstanding, including the Payment Year, in accordance with the provisions of 4.3, except as provided in Section 4.6.
E.      Retirement, Death or Disability
Each Share Right Award shall vest in full upon the Participant’s termination of Employment by reason of Retirement, death or Disability. However, the Payment Year for any Share Right shall not be accelerated by reason of the Participant’s Retirement, death or Disability. The Payment Year shall remain the Payment Year in which the Share Right would otherwise have vested pursuant to Section 4.2, or the Payment Year determined under Section 4.4. The Committee shall continue to credit Retained Earnings Dividend amounts to the Participant’s account pursuant to Section 4.3.
F.      Termination of Employment
Upon the Participant’s termination of Employment for any reason other than Retirement, death or Disability, the Participant shall forfeit all unvested Share Rights. The Payment Year for any vested Share Right shall not be accelerated by reason of such termination of Employment. No Retained Earnings Dividend amounts shall be credited to the Participant with respect to any Share Right for the year of termination of Employment for any reason other than Retirement, death or Disability, or for any subsequent year.
G.      Acceleration of Vesting
Notwithstanding any other provisions of the Plan, the Committee may provide, at the time of grant of a Share Right or thereafter, for the acceleration of vesting of a Share Right under circumstances specified by the Committee.
V.      ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall have full power and exclusive authority, to the extent permitted by applicable law, to (a) select the Participants to whom Share Rights may from time to time be granted under the Plan; (b) determine the number of Share Rights granted to a Participant; (c) determine the terms and conditions of any Share Right granted under the Plan, including whether a threshold hurdle rate shall apply in the calculation of Retained Earnings Dividends for the Share Right, and whether the elective deferral provisions of Section 4.4 shall apply with respect to the Share Right, and approve the forms of documentation for use under the Plan; (d) make all determinations relevant to the calculation of Retained Earnings Dividends and the Value of Share Rights; (e) interpret and administer the Plan and any instrument evidencing a Share Right or agreement entered into under the Plan; (f) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; and (g) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. A majority of the members of the Committee may determine its actions. All determinations, decisions, interpretations and other actions by the Committee shall be final, conclusive and binding on all persons. The claims procedures set forth in Appendix II shall apply with respect to all claims and inquiries under the Plan.
VI.      WITHHOLDING
The Company may require the Participant to pay to the Company (or the Participant’s employer, if not the Company) the amount of any taxes that the Company (or employer) is required by applicable foreign or United States federal, state or local law to withhold with respect to the grant or vesting of Share Rights or the payment of

Retained Earnings Dividend amounts with respect thereto. The Company shall not be required to make any payments with respect to a Share Right until such tax withholding obligations are satisfied.
The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations by (a) paying cash to the Company (or employer) or (b) having the Company (or employer) withhold an amount from any cash amounts otherwise due or to become due from the Company (or employer) to the Participant.
VII.      ASSIGNABILITY
No Share Right or interest in a Share Right may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings. Payments due after the death of a Participant shall be made in accordance with the written beneficiary designation filed with the Company in accordance with such procedures as the Committee may prescribe, provided that the designation has been received by the Company before the Participant’s death. In the absence of a properly filed beneficiary designation, or if none of the designated beneficiaries survives the Participant, any amounts due will be paid to the Participant’s estate. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of legally receiving the same may instead be paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and all other parties with respect thereto.
VIII.      ADJUSTMENTS
A.      Adjustment of Share Rights
In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or any other company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee may make appropriate adjustments in (i) the number and kind of securities which are equivalent to a Share Right, (ii) the number of Share Rights subject to any outstanding Share Right Award; (iii) the Value of any outstanding Share Rights; and (iv) the method of calculating the Retained Earnings Dividends.
Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Share Rights.
B.      Change of Control
Notwithstanding any contrary provision of the Plan, in the event of a Change of Control, each outstanding Share Right Award shall become fully vested and the Company shall pay to each Participant the amount of all accumulated Retained Earnings Dividends credited to the Participant as of the Change of Control as soon as administratively practicable following the Change of Control. The Share Right awards shall be deemed terminated and no longer outstanding following such payment.
C.      No Limitations
The grant of Share Rights shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. The holder of a Share Right Award shall have no voting rights with respect to any such transaction.

IX.      AMENDMENT AND TERMINATION
A.      Amendment, Suspension or Termination
The Board or the Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable. The Committee may amend the terms of any outstanding Share Right Award, prospectively or retroactively and with or without the consent of the affected Participant; provided, however, that any outstanding Share Right Award shall not be materially impaired by any such amendment without the consent of the affected Participant.
B.      Term of the Plan
Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Share Rights may be granted, but Share Rights previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions, subject to the provisions of Section 8.2.
X.      GENERAL
A.      No Individual Rights
No individual or Participant shall have any claim to be granted any Share Right Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan. Furthermore, nothing in the Plan or any Share Right Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or an Affiliate or limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment or other relationship at any time, with or without cause.
B.      No Issuance of Shares
Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan.
C.      No Rights as a Stockholder
No Share Right Award shall entitle the Participant to receive any dividend, voting or other right of a stockholder of the Company.
D.      Legal Requirements
The granting of Share Rights under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.
To the extent that a Participant is subject to Section 409A of the Code, the provisions of the Plan and the applicable Share Right Award Agreement shall be interpreted and applied in a manner consistent with the requirements of Section 409A.
E.      Effect on Other Employee Benefits
The value of the Share Rights shall be an extraordinary item of compensation outside the scope of a Participant’s employment contract, if any, and shall not be considered a part of a Participant’s normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

F.      Successors
All obligations of the Company under the Plan with respect to Share Rights shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company, subject to the provisions of Section 8.2.
G.      Choice of Law
The Plan, all Share Rights granted thereunder and all determinations made and actions taken pursuant hereto, shall be governed by the laws of the State of California without giving effect to principles of conflicts of law.

APPENDIX I
1.	“Affiliate” means BNP Paribas, and any entity in which the Company owns, directly or indirectly, 50% or more of the equity.

2.	“Annual Return on Tangible Equity” means net income of the Company divided by Tangible Equity for a calendar year.

3.	“Award” means each grant of Share Rights to a Participant.

4.	“Board” means the board of directors of the Company.

5.	“Change of Control” means:
     (1) Any “person” (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act “), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof), other than (i) a trustee or other fiduciary holding shares under an employee benefit plan of the Company or an affiliate thereof, or (ii) BNP Paribas or any affiliate thereof, becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s securities then outstanding;
     (2) a merger or consolidation of the Company with or into another person or the merger or consolidation of another person into the Company, as a result of which transaction or series of related transactions (A) any person becomes the beneficial owner of more than 50% of the total voting power of all voting securities of the Company (or, if the Company is not the surviving or transferee company of such transaction or transactions, of such surviving or transferee company) outstanding immediately after such transaction or transactions, or (B) the shares of Company common stock outstanding immediately prior to such transaction or transactions do not represent a majority of the voting power of all voting securities of the Company (or such surviving or transferee company, if not the Company) outstanding immediately after such transaction or transactions; or
     (3) the sale of all or substantially all of the assets of the Company and its subsidiaries;
     provided in each case, however, that such event constitutes a “change in control” as defined for purposes of Section 409A of the Code.
6.	“Code” means the Internal Revenue Code of 1986, as amended.

7.	“Committee” means the Board or any committee appointed by the Board to administer the Plan.

8.	“Common Stock” means the common stock of the Company.

9.	“Company” means BancWest Corporation, a Delaware corporation, including any successor thereto by merger, consolidation, acquisition of substantially all the assets thereof, or otherwise.

10.	“Date of Grant” means January 1 of the calendar year in which a Share Right is granted.

11.	“Disability” means long-term disability as determined under the BancWest Corporation Long-Term Disability Plan.

12.	“Effective Date” means January 1, 2006.

13.	“Employment” means employment by the Company or an Affiliate; provided, however, that Employment includes any bona fide leave of absence that was approved by the Company or Affiliate in writing, if the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law; provided further, however, that Employment terminates in any event when the approved leave ends, unless the employee immediately returns to active work. The Participant’s employer determines which leaves count toward Employment, and when Employment terminates for all purposes under the Plan.

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14.	“Participant” means an eligible employee to whom a Share Right has been granted under the Plan.

15.	“Payment Year” is defined in Sections 4.3 and 4.4.

16.	“Plan” means the BancWest Corporation 2006 Phantom Stock Plan.

17.	“Retained Earnings Dividend” as of the end of a calendar year means the percentage Annual Return on Tangible Equity of the Company for that calendar year, multiplied by the Value of the Share Right at the Date of Grant. Notwithstanding the foregoing, if the Committee determines that a hurdle rate shall apply to the calculation of Retained Earnings Dividends for a Share Right, then “Retained Earnings Dividend” as of the end of a calendar year means the percentage Annual Return on Tangible Equity of the Company for that calendar year (provided that the threshold hurdle rate set forth in the Share Right Award Agreement is met), multiplied by the Value of the Share Right at the Date of Grant. The Retained Earnings Dividend is zero if the Annual Return on Tangible Equity does not equal or exceed the threshold hurdle rate, if applicable.

18.	“Retirement” means termination of employment with the Company and its Affiliates at or after age 55 and completion of five years of Employment with the Company or its Affiliates (including for this purpose service credited under the Company’s Employees’ Retirement Plan).

19.	“Share Right” means a phantom equity return right granted under the Plan which gives the Participant the right, without payment to the Company, to receive an amount equal to the Annual Return on Tangible Equity multiplied by the Value of the Share Right, as determined at the Date of Grant, subject to the terms and conditions of the Plan.

20.	“Share” or “Shares” means a share or shares of Common Stock, or such other securities issued by the Company as may be the subject of an adjustment under Section 8.1.

21.	“Share Right Award Agreement” means an agreement establishing an Award.

22.	“Tangible Equity” means book equity of the Company minus goodwill and other intangible assets.

23.	“Value” with respect to a Share Right means Tangible Equity divided by the number of shares of Common Stock outstanding, calculated as of the Date of Grant of the Share Right and constant throughout the period that the Share Right is outstanding.

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APPENDIX ii
CLAIMS PROCEDUREs
(a)	Claims for Benefits and Inquiries. All claims for benefits and all inquiries concerning the Plan, or concerning present or future rights to benefits under the Plan, shall be submitted to the Committee in writing. If required by the Committee, an application for benefits must be made on a form prescribed by the Committee. The Participant or beneficiary may authorize a representative to act on his or her behalf in pursuing benefit claims, in accordance with procedures established by the Committee for determining whether an individual is so authorized. All claim determinations shall be made by the Committee in accordance with the Plan provisions.

(b)	Denial of Claims. In the event any claim for benefits is denied in whole or in part, the Committee shall notify the applicant of such denial in writing and shall advise the applicant of the right to a review thereof. Such written notice shall set forth, in a manner calculated to be understood by the applicant,
1.	specific reasons for the denial,

2.	specific references to the Plan provisions on which the denial is based,

3.	a description of any information or material necessary for the claimant to perfect the application, including an explanation of why such material is necessary, and

4.	an explanation of the Plan’s claims review procedure, the time limits applicable under the procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of the Employees Retirement Income Security Act of 1974 (“ERISA”) following an adverse benefit determination on appeal.
Such written notice shall be given to the applicant within 90 days after the Committee receives the application, unless special circumstances require an extension of time of up to an additional 90 days for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the applicant prior to the termination of the initial 90-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.

(c)	Requests for a Review. Any person whose application for benefits is denied in whole or in part, or such person’s authorized representative, may appeal from such denial by submitting to the Committee a request for a review of the application within 60 days after receiving written notice of such denial from the Committee. If the claimant does not request a review of the determination within such 60-day period, the claimant shall be barred from challenging the determination. The request for a review shall be in writing and shall set forth all of the grounds on which it is based, all facts and documents in support of the request and any other matters which the applicant deems pertinent. The Committee may require the applicant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim. A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants.
(d)	Decision on Review. The Committee on appeal must undertake a full and fair review of the claim and consider all comments, documents, records and other information submitted by the claimant,

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without regard to whether such information was submitted or considered in the initial benefit determination. The Committee shall act upon each request for review within 60 days after receipt thereof unless special circumstances require an extension of time of up to an additional 60 days for processing the request. If such an extension is required, written notice of the extension shall be furnished to the applicant prior to the end of the initial 60-day period. This notice of extension shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits. If an extension of time is required due to the claimant’s failure to submit information necessary to review the claim, the period of time that the Committee has to review the claim will be tolled from the date on which the notice of extension is sent to the claimant until the date on which the claimant responds to the request for additional information.
Within the time prescribed above, the Committee shall give written notice of its decision to the applicant and the Bank. In the event that the Committee confirms the denial of the application for benefits in whole or in part, such notice shall set forth, in a manner calculated to be understood by the applicant,
1.	the specific reasons for such denial,

2.	specific references to the Plan provisions on which the decision is based,

3.	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the benefit claim. A document is considered relevant to the claim if it (i) was relied upon in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard as to whether it was relied upon in making the decision; or (iii) demonstrates compliance in making the benefit decision with the requirement that the benefit determination must follow the terms of the Plan and be consistent when applied to similarly situated claimants, and

4.	a description of any voluntary appeal procedures offered under the Plan, the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.
In the event that the Committee determines that the application for benefits should not have been denied in whole or in part, the Bank shall take appropriate remedial action as soon as reasonably practicable after receiving notice of the Committee’s decision.
(e)	Rules and Procedures. The Committee may establish such rules and procedures, consistent with the Plan and with ERISA, as it may deem necessary or appropriate in carrying out its responsibilities under this Appendix II. The Committee may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits in whole or in part to do so at the applicant’s own expense.

(f)	Exhaustion of Remedies. No legal action for benefits under the Plan shall be brought unless and until the applicant (1) has submitted a written claim for benefits in accordance with Paragraph (a); (2) has been notified by the Plan Committee that the application is denied; (3) has filed a written request for a review of the application in accordance with Paragraph (c); and (4) has been notified in writing that the Committee has affirmed the denial of the application. However, an action may not be brought by the claimant under Section 502(a) of ERISA if the claimant fails to bring such claim within the period prescribed by law.

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